Exhibit 99.1

EVCI CAREER COLLEGES HOLDING CORP. ANNOUNCES DECISION TO CLOSE INTERBORO INSTITUTE

Adverse effect of new admissions testing requirements could not be overcome

Interboro plans to transfer its degree programs to EVCI’s other New York college, Technical Career Institutes (“TCI”)

YONKERS, NY - December 17, 2007 -- EVCI Career Colleges Holding Corp. (NasdaqCM:EVCI) today announced that the Board of Directors of EVCI and its subsidiary, Interboro Institute, Inc., have decided to close Interboro Institute on December 21, 2007, which is the end of its fall semester.

The decision to close Interboro was caused by an unsuccessful attempt to raise additional capital for Interboro that would allow the college to transition its educational programs to a model that could succeed despite changes in ability to benefit (“ATB”) test regulations that were mandated by the New York Board of Regents on September 11, 2007.

Approximately 80% of Interboro’s students enroll without a high school diploma or GED and can qualify for federal and state financial aid only after passing an approved ATB admissions test. Under the new Regents regulations, beginning in January 2008, the CPAt exam, which was being used by Interboro, cannot be used by any college to qualify its first-time enrollees for TAP financial aid awards.

As previously reported, Interboro implemented strategies designed to ameliorate the anticipated adverse effect of the more difficult Accuplacer ATB exam, the use of which has resulted in a pass rate for Interboro’s spring 2008 applicants of about one-third the pass rate for the CPAt exam.

Subject to the approval of the Middle States Commission on Higher Education and the U.S. Department of Education, which we expect to receive, Interboro students will be able to continue their academic programs at Interboro’s midtown Manhattan and Washington Heights campuses, during the spring 2008 semester, as students of TCI and, thereafter, transfer to other colleges or continue their programs at TCI.

Interboro plans to transfer all its degree programs to TCI, consistent with New York State regulatory requirements, effective January 1, 2008, in connection with the financing discussed below. TCI plans to offer those new degree programs for new TCI students, starting with its fall 2008 semester, at TCI’s current locations. The transfer to TCI and offering to new TCI students is subject to the approval of the Middle States Commission on Higher Education and the U.S. Department of Education, as necessary.

Also as previously reported, EVCI is seeking additional financing. EVCI has been engaged in intensive discussions with ComVest Investment Partners III, L.P regarding a financing designed to support TCI and PSB and to provide some additional working capital to EVCI.

The principal terms of a proposed ComVest financing have been approved by a Special Committee of EVCI’s Board of Directors. However, the financing requires the approval of EVCI’s principal lender and the preparation and execution of definitive documentation that is subject to approval by the Special Committee and the consent of regulators.

About EVCI Career Colleges Holding Corp

EVCI is the holding company for Technical Career Institutes, Interboro Institute and the Pennsylvania School of Business.

Founded in 1909, TCI offers two-year associate degree and certificate programs. With an emphasis on technology, TCI offers programs within three major divisions: business and new media technology, computer and electronics technology and climate control technology. TCI's main campus is on 31st Street in New York City diagonally across from Penn Station, and is supported by a nearby annex facility. EVCI acquired TCI in September 2005.

Founded in 1888, Interboro has degree programs leading to the Associate in Occupational Studies degree and Associate in Applied Sciences degree. Its programs include accounting, business management, ophthalmic dispensing, paralegal studies, office technologies and security services and management. Interboro has a main campus in mid-town Manhattan, and an extension center in each of Flushing, New York and the Washington Heights section of Manhattan, New York. EVCI acquired Interboro in January 2000.

PSB offers two Associate in Specialized Business Degree programs, one allied health diploma program and four information technology diploma programs. PSB is seeking authorization to offer two diploma programs, one to become a medical assistant and the other in culinary arts. PSB is located in Allentown, Pennsylvania. EVCI acquired PSB in January 2005.

Forward-looking statements

This news release includes “forward-looking statements,” with respect to a new financing and related ability of Interboro students to continue their programs as students of TCI and the transfer of Interboro’s degree programs to TCI. These and any other forward-looking statements represent EVCI’s expectations or beliefs concerning future events that involve risks and uncertainties, including with respect to the ability to conclude agreements with ComVest and its principal lender, the sufficiency of any ComVest financing and the ability to obtain Middle States approval of the transfer and offering of Interboro’s degree programs. All statements other than statements of historical facts included in this new release are forward-looking statements. Although EVCI believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Unless otherwise required by law, EVCI undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

Contact:

Joseph D. Alperin
General Counsel and
Vice President for Corporate Affairs
914-623-0700